NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 S Yale Avenue Suite 1000 Tulsa, OK 74135
(918) 494-0964 Fax: (918) 494-3999

FOR IMMEDIATE RELEASE

Contact: Beth B. Hood
Phone:   (918) 524-1512
North American Galvanizing & Coatings
Reports Fourth Quarter and Fiscal 2006 Earnings

Tulsa, Oklahoma, February 14, 2007 - North American Galvanizing & Coatings, Inc. (AMEX: NGA) reported today quarterly net income of $1,006,000, or $.12 per diluted share, for the fourth quarter of 2006 compared to quarterly net income of $254,000 or $.03 per diluted share, for the fourth quarter of 2005. For the year ended December 31, 2006, the company’s net income was $4,535,000 or $.60 per basic share and $.58 per diluted share, compared to net income of $644,000 or $.08 per diluted share for 2005. The increase in net income is primarily a result of the increase in sales volume and average selling prices.

Sales for the year ended December 31, 2006 increased 55% over the prior year due to a higher average sales price and a 10% increase in volume. Sales prices have increased in response to increases in zinc costs. In 2006, average selling prices for galvanizing and related coating services increased 41% over 2005. The London Metals Exchange (LME) market price for zinc in 2006 averaged $1.49 per pound, compared to $.63 per pound in 2005, representing a 137% increase. A general improvement in hot-dip galvanizing demand due to increased commercial spending and higher construction activity led to the volume increase in 2006 compared to 2005.

Pricing on the Company’s zinc purchases during the three-months ended December 31, 2006 did not vary significantly from current market prices. Favorable impact from forward purchases of zinc at prices lower than current market contributed $2.9 million to operating income during the first six months of the year ended December 31, 2006. The Company’s operating income did not benefit from forward market purchases during the fourth quarter.

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

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NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income
and Comprehensive Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in Thousands Except per Share Amounts)	2006	2005	2006	2005

Sales	$20,261	$13,102	$74,054	$47,870
Cost of sales	15,851	9,715	54,662	35,969
Selling, general & administrative expenses	1,852	1,987	8,058	7,196
Depreciation expense	841	667	2,975	2,532
Total Costs and Expenses	18,544	12,369	65,695	45,697

Operating Income	1,717	733	8,359	2,173
Interest expense	216	286	867	1,074
Interest income	(62)	—	(62)	—

Income before income taxes	1,563	447	7,554	1,099

Income tax expense	557	193	3,019	455

Net Income	$1,006	254	4,535	644

Net Income Per Common Share
Net Income:
Basic	$0.12	$0.04	$0.60	$0.09
Diluted	$0.12	$0.03	$0.58	$0.08